                                                                     EXHIBIT 2.4




                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                PROXICOM, INC.,
                          PROXICOM MERGER SUB II, INC.
                            AD HOC INTERACTIVE, INC.
                                      AND
             THE PRINCIPAL STOCKHOLDERS OF AD HOC INTERACTIVE, INC.





                           DATED AS OF MARCH 22, 1999

                               TABLE OF CONTENTS



                                                                                                  PAGE
                                                                                                  ----
ARTICLE I  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     SECTION 1.1. THE MERGER.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     SECTION 1.2. EFFECTIVE TIME.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     SECTION 1.3. EFFECT OF THE MERGER.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.4. ARTICLES OF INCORPORATION; BYLAWS.  . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.5. DIRECTORS AND OFFICERS.   . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.6. CLOSING.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.7. SUBSEQUENT ACTIONS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     SECTION 1.8. TAX AND ACCOUNTING TREATMENT OF THE MERGER.   . . . . . . . . . . . . . . . .   3
ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . . .   3
     SECTION 2.1. CONVERSION OF SECURITIES.   . . . . . . . . . . . . . . . . . . . . . . . . .   3
     SECTION 2.2. ESCROWED MERGER STOCK; STOCKHOLDERS' REPRESENTATIVE.  . . . . . . . . . . . .   4
     SECTION 2.3. EXCHANGE OF CERTIFICATES.   . . . . . . . . . . . . . . . . . . . . . . . . .   5
     SECTION 2.4. STOCK TRANSFER BOOKS.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

     SECTION 2.5. DISSENTER'S RIGHTS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
     SECTION 2.6. TRANSFERABILITY OF ACQUIROR COMMON STOCK.   . . . . . . . . . . . . . . . . .     6
     SECTION 2.7. LEGEND.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     SECTION 2.8. CONVERSION OF COMPANY DEFERRED STOCK RIGHTS.  . . . . . . . . . . . . . . . .     9
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS . . .    10
     SECTION 3.1. ORGANIZATION AND QUALIFICATION.   . . . . . . . . . . . . . . . . . . . . . .    10
     SECTION 3.2. SUBSIDIARIES.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
     SECTION 3.3. ARTICLES OF INCORPORATION AND BYLAWS.   . . . . . . . . . . . . . . . . . . .    10
     SECTION 3.4. CAPITALIZATION.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
     SECTION 3.5. AUTHORITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
     SECTION 3.6. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.   . . . . . . . . . . . . . . . .    11
     SECTION 3.7. THE COMPANY FINANCIAL STATEMENTS; NO LIABILITIES.   . . . . . . . . . . . . .    12
     SECTION 3.8. ACCOUNTS RECEIVABLE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
     SECTION 3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS.   . . . . . . . . . . . . . . . . . . .    13
     SECTION 3.10. ASSETS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
     SECTION 3.11. LEASES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
     SECTION 3.12. CONTRACTS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     SECTION 3.13. REAL PROPERTY.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

     SECTION 3.14 INTELLECTUAL PROPERTY.  . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     SECTION 3.15. ENVIRONMENTAL MATTERS.   . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     SECTION 3.16 ABSENCE OF LITIGATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     SECTION 3.17 POOLING OF INTERESTS.   . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     SECTION 3.18. BOOKS AND RECORDS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     SECTION 3.19. TAXES AND ASSESSMENTS.   . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     SECTION 3.20. EMPLOYMENT MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     SECTION 3.21. EMPLOYEE BENEFIT PLANS.  . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     SECTION 3.22.  TRANSACTIONS WITH RELATED PARTIES.  . . . . . . . . . . . . . . . . . . . .    23
     SECTION 3.23. INSURANCE.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
     SECTION 3.24. COMPLIANCE WITH LAWS; PERMITS.   . . . . . . . . . . . . . . . . . . . . . .    24
     SECTION 3.25. BROKERS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     SECTION 3.26. MINUTE BOOKS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     SECTION 3.27. REORGANIZATION TREATMENT.  . . . . . . . . . . . . . . . . . . . . . . . . .    24
     SECTION 3.28 HSR ACT COMPLIANCE.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     SECTION 3.29. DISCLOSURE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS  . . . . . . . . . . .    25

     SECTION 4.1. AUTHORITY AND CAPACITY.   . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     SECTION 4.2. ABSENCE OF VIOLATION.   . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     SECTION 4.3. RESTRICTIONS AND CONSENTS.  . . . . . . . . . . . . . . . . . . . . . . . . .    26
     SECTION 4.4. TITLE TO CAPITAL STOCK.   . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     SECTION 4.5. NON-REGISTRATION OF SECURITIES; PURCHASE FOR INVESTMENT ONLY.   . . . . . . .    26
     SECTION 4.6. ABILITY OF PRINCIPAL STOCKHOLDER TO EVALUATE INVESTMENT AND BEAR ECONOMIC
                   RISK.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
     SECTION 4.7. WAIVER OF DISSENTER'S RIGHTS.   . . . . . . . . . . . . . . . . . . . . . . .    27
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF ACQUIROR . . . . . . . . . . . . . . . . . . . . .    27
     SECTION 5.1. ORGANIZATION AND QUALIFICATION.   . . . . . . . . . . . . . . . . . . . . . .    28
     SECTION 5.2. AUTHORITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     SECTION 5.3. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.   . . . . . . . . . . . . . . . .    28
     SECTION 5.4. ABSENCE OF LITIGATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     SECTION 5.5. BROKERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     SECTION 5.6. REORGANIZATION TREATMENT.   . . . . . . . . . . . . . . . . . . . . . . . . .    29
     SECTION 5.7. DISCLOSURE.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
ARTICLE VI  REPRESENTATIONS AND WARRANTIES  OF MERGER SUB . . . . . . . . . . . . . . . . . . .    30
     SECTION 6.1. ORGANIZATION AND QUALIFICATION.   . . . . . . . . . . . . . . . . . . . . . .    30

     SECTION 6.2. ARTICLES OF INCORPORATION AND BYLAWS.   . . . . . . . . . . . . . . . . . . .    30
     SECTION 6.3. AUTHORITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     SECTION 6.4. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.   . . . . . . . . . . . . . . . .    31
ARTICLE VII  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     SECTION 7.1. AFFIRMATIVE COVENANTS OF THE COMPANY.   . . . . . . . . . . . . . . . . . . .    31
     SECTION 7.2. NEGATIVE COVENANTS OF THE COMPANY.  . . . . . . . . . . . . . . . . . . . . .    32
     SECTION 7.3. NEGATIVE COVENANTS OF THE PRINCIPAL STOCKHOLDERS.   . . . . . . . . . . . . .    34
     SECTION 7.4. STOCKHOLDER APPROVAL.   . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
ARTICLE VIII  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
     SECTION 8.1. CONSENTS AND APPROVALS; FILINGS AND NOTICES.  . . . . . . . . . . . . . . . .    34
     SECTION 8.2. ACCESS TO INFORMATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
     SECTION 8.3. CONFIDENTIALITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
     SECTION 8.4. FURTHER ACTION; REASONABLE BEST EFFORTS.  . . . . . . . . . . . . . . . . . .    36
     SECTION 8.5. PUBLIC ANNOUNCEMENTS.   . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
     SECTION 8.6. NO SOLICITATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
     SECTION 8.7. EMPLOYEES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
     SECTION 8.8. POOLING ACCOUNTING.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37

     SECTION 8.9. PRINCIPAL STOCKHOLDERS' COVENANTS NOT TO COMPETE.   . . . . . . . . . . . . .    37
     SECTION 8.10. CERTAIN TAX MATTERS.   . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
     SECTION 8.11. COPIES OF CERTAIN SEC FILINGS.   . . . . . . . . . . . . . . . . . . . . . .    40
     SECTION 8.12. INDEMNIFICATION.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
ARTICLE IX  CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
     SECTION 9.1. CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB.   . . . . . . . . . . .    41
     SECTION 9.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS.   .    43
ARTICLE X  TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . .    44
     SECTION 10.1. TERMINATION.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
     SECTION 10.2. EFFECT OF TERMINATION.   . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     SECTION 10.3. AMENDMENT.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     SECTION 10.4. WAIVER.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
ARTICLE XI  SURVIVAL OF REPRESENTATIONS; ESCROW ARRANGEMENTS; REMEDIES  . . . . . . . . . . . .    46
     SECTION 11.1. SURVIVAL OF REPRESENTATIONS.   . . . . . . . . . . . . . . . . . . . . . . .    46
     SECTION 11.2. INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS; ESCROW ARRANGEMENTS.  . . . .    46
     SECTION 11.3. THIRD PARTY CLAIMS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
     SECTION 11.4. NO RECOURSE AGAINST THE COMPANY.   . . . . . . . . . . . . . . . . . . . . .    49

     SECTION 11.5. SPECIFIC PERFORMANCE.  . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
     SECTION 11.6. REMEDIES CUMULATIVE.   . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
     SECTION 11.7. LIMITATION OF LIABILITY OF ACQUIROR, MERGER SUB AND THE SURVIVING
                    CORPORATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
ARTICLE XII  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
     SECTION 12.1. NOTICES.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
     SECTION 12.2. CERTAIN DEFINITIONS.   . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
     SECTION 12.3. HEADINGS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
     SECTION 12.4. SEVERABILITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
     SECTION 12.5. ENTIRE AGREEMENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
     SECTION 12.6. ASSIGNMENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
     SECTION 12.7. THIRD PARTY BENEFICIARIES.   . . . . . . . . . . . . . . . . . . . . . . . .    55
     SECTION 12.8. GOVERNING LAW.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
     SECTION 12.9. COUNTERPARTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    56
     SECTION 12.10. FEES AND EXPENSES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    56

                                    EXHIBITS


 EXHIBIT A                         ESCROW AGREEMENT

 EXHIBIT B                         AMENDMENT NO. 4 TO AMENDED AND RESTATED
                                   STOCKHOLDERS AGREEMENT

 EXHIBIT C                         AFFILIATE AGREEMENT

 EXHIBIT D                         THIRD AMENDED AND RESTATED REGISTRATION
                                   RIGHTS AGREEMENT

                             INDEX OF DEFINED TERMS
                                    SECTION

ACCOUNTING FIRM . . . . . . . . . . . . . . . . . . . . . . . . . . .     9.1(H)
ACQUIROR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
ACQUIROR COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . .     2.1(A)
ACQUIROR INDEMNIFIED PERSONS  . . . . . . . . . . . . . . . . . . . .     11.2
ACQUIROR MATERIAL ADVERSE EFFECT  . . . . . . . . . . . . . . . . . .     12.2(A)
ADDITIONAL AFFILIATES . . . . . . . . . . . . . . . . . . . . . . . .     2.6(D)
AFFILIATE(S)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.6(C); 2.6(D); 12.2(B)
AFFILIATE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . .     2.6(D)
AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
AMENDMENT NO. 4 TO STOCKHOLDERS AGREEMENT . . . . . . . . . . . . . .     2.6(B)
ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(C)
BALANCE SHEET DATE  . . . . . . . . . . . . . . . . . . . . . . . . .     3.7
BASKET AMOUNT     . . . . . . . . . . . . . . . . . . . . . . . . . .     11.2
BENEFIT LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(C)
BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(A)
BUSINESS DAY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(D)
CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.1(A)
CGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.6
CLOSING DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.6
CODE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.8
COMMONLY CONTROLLED ENTITY  . . . . . . . . . . . . . . . . . . . . .     3.21(A)
COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
COMPANY BALANCE SHEET . . . . . . . . . . . . . . . . . . . . . . . .     3.7
COMPANY COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . .     2.1(A)
COMPANY FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . .     3.7
COMPANY MATERIAL ADVERSE EFFECT . . . . . . . . . . . . . . . . . . .     12.2(E)
COMPANY SOFTWARE  . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(F)
COMPETITIVE BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . .     8.9(A)
CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.12(A)
CONTROL, CONTROLLED BY, UNDER COMMON CONTROL WITH . . . . . . . . . .     12.2(G)
DEFERRED STOCK RIGHT  . . . . . . . . . . . . . . . . . . . . . . . .     2.8

DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
DISSENTING SHARES . . . . . . . . . . . . . . . . . . . . . . . . . .     2.5
EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.2
EMPLOYEE BENEFIT PLANS  . . . . . . . . . . . . . . . . . . . . . . .     3.21(A)
EMPLOYEE PENSION BENEFIT PLAN . . . . . . . . . . . . . . . . . . . .     3.21(A)
EMPLOYMENT AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . .     9.1(K)
ENCUMBRANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(H)
ENVIRONMENTAL LAWS  . . . . . . . . . . . . . . . . . . . . . . . . .     3.15(B)(I)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(A)
ERISA PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(A)
ESCROW AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.2(A)
ESCROW AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .     2.2(A)
ESCROW STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.2(A)
EXCHANGE RATIO  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.1(A)
GE CAPITAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.6(B)
GOVERNMENT ENTITY . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(I)
HAZARDOUS MATERIALS . . . . . . . . . . . . . . . . . . . . . . . . .     3.15(B)(II)
HSR ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(J)
IBIS STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .     2.6(B)
INDEMNIFIED PARTY . . . . . . . . . . . . . . . . . . . . . . . . . .     11.3(A)
INDEMNIFYING PARTY  . . . . . . . . . . . . . . . . . . . . . . . . .     11.3(A)
INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . .     12.2(K)
LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(L)
LEGEND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.7
LOSSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(M)
MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.1
MERGER FILING DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . .     1.2
MERGER STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.1(A)
MERGER SUB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
MULTIEMPLOYER PLAN  . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(D)
NONCOMPETE PERIOD . . . . . . . . . . . . . . . . . . . . . . . . . .     8.9(A)
ORIGINAL STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . .     2.6(B)
PERSON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(N)
PERSON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.28
PLAN OF REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . .     1.8
POOLING OF INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . .     9.1(H)
POOLING OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . .     9.1(H)
PRINCIPAL STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . .     PREAMBLE
QUALIFIED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.21(B)

REAL PROPERTY     . . . . . . . . . . . . . . . . . . . . . . . . . .     3.13
REGISTRATION RIGHTS AGREEMENT . . . . . . . . . . . . . . . . . . . .     9.2(G)
RELATED AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(O)
RELEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.15(B)(III)
S CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7.2(H); 11.2
SEC RELEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.6(C)
SECURITIES ACT  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.6(A)
SOFTWARE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.14(H)
STOCKHOLDER(S)  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.1(A)
STOCKHOLDER DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . .     7.4
STOCKHOLDERS AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . .     2.6(B)
STOCKHOLDERS' REPRESENTATIVE  . . . . . . . . . . . . . . . . . . . .     2.2(B)
SUBJECT RECEIVABLES . . . . . . . . . . . . . . . . . . . . . . . . .     11.2(F)
SUBSIDIARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(P)
SURVIVING CORPORATION . . . . . . . . . . . . . . . . . . . . . . . .     1.1
TAX DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8.10(E)
TAX DOCUMENTATION . . . . . . . . . . . . . . . . . . . . . . . . . .     8.10(E)
TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(Q)
THIRD PARTY CLAIM . . . . . . . . . . . . . . . . . . . . . . . . . .     12.2(R)
THIRD PARTY PRODUCTS  . . . . . . . . . . . . . . . . . . . . . . . .     3.14(G)
UNFUNDED CURRENT LIABILITY  . . . . . . . . . . . . . . . . . . . . .     3.21(C)
YEAR 2000 READY . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.14(G)

                          AGREEMENT AND PLAN OF MERGER


       THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 22nd day of March, 1999, by and among PROXICOM, INC., a Delaware corporation ("Acquiror"), PROXICOM MERGER SUB II, INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), AD HOC INTERACTIVE, INC., a California corporation (the "Company"), and the undersigned stockholders of the Company (the "Principal Stockholders").

       WHEREAS, the Boards of Directors of each of Acquiror, Merger Sub and the Company have determined that it is in the best interests of their respective companies and stockholders that Merger Sub merge with and into the Company, pursuant to and subject to the terms and conditions of this Agreement and the General Corporation Law of the State of California (the "CGCL") and the General Corporation Law of the State of Delaware ("DGCL");

       NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

       SECTION 1.1.       THE MERGER.

                 Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL and the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") as a wholly-owned subsidiary of Acquiror. The name of the Company shall continue as the name of the Surviving Corporation.

       SECTION 1.2.       EFFECTIVE TIME.

                 At the Closing (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing (a) a merger agreement and required officer's certificates with the Secretary of State of the State of California, and (b) a certificate of merger with the Secretary of State of the State of Delaware (collectively, the "Merger Filing Documents") in such form as required by, and executed in accordance with the relevant provisions of the CGCL and the DGCL and in such form as approved by the Company and Acquiror prior to such filing (the date and time that the Merger Filing Documents are deemed effective by the Secretary of State of the State of California and the Secretary of State of the State of Delaware or such subsequent date or time specified therein being the "Effective Time").

       SECTION 1.3.       EFFECT OF THE MERGER.

       At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

       SECTION 1.4.       ARTICLES OF INCORPORATION; BYLAWS.

                 At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as provided for in the Merger Filing Documents, and the bylaws of the Surviving Corporation shall be amended and restated to be substantially the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time.

       SECTION 1.5.       DIRECTORS AND OFFICERS.

                 The directors of Merger Sub (or such other or additional individuals as Acquiror may designate prior to Closing) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation; and the officers of Merger Sub shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

       SECTION 1.6.       CLOSING.

                 Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, unless another date or place is agreed to in writing by the parties hereto.

       SECTION 1.7.       SUBSEQUENT ACTIONS.

                 If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or Assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or Assets in the Surviving Corporation or otherwise to carry out this Agreement.

       SECTION 1.8.       TAX AND ACCOUNTING TREATMENT OF THE MERGER.

                 It is intended by the parties hereto that the Merger shall (a) constitute a reorganization of Merger Sub and the Company within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and
(b) qualify for accounting treatment as a pooling of interests under Accounting Principle Board Opinion No. 16. The parties hereby adopt this Agreement as a "plan of reorganization" of Merger Sub and the Company within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

       SECTION 2.1.       CONVERSION OF SECURITIES.

                 At the Effective Time, by virtue of the Merger and without any further action on the part of the parties hereto or the holders of the following securities:

                 (a) Outstanding Company Common Stock. Subject to the provisions of this Agreement, each share of common stock, no par value per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares), shall be converted into the right to receive 9.955223 shares of common stock, par value $0.01 per share, of Acquiror ("Acquiror Common Stock") (such number, the "Exchange Ratio") (the shares of Acquiror Common Stock issuable pursuant to this Section 2.1(a) to the registered holders of the Company Common Stock as of the Effective Time (each, a "Stockholder" and collectively, the "Stockholders") are referred to herein as the "Merger Stock"). All such shares of the Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a "Certificate") previously evidencing such shares shall thereafter represent only the right to receive Acquiror Common Stock. The Stockholders shall cease to have any rights with respect to such shares of the Company Common Stock other than the right to receive Acquiror Common Stock pursuant to the terms and conditions of this Agreement.

                 (b) Merger Sub Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                 (c) No Fractional Shares. No fraction of a share of Acquiror Common Stock shall be issued in connection with the Merger. The total number of shares of Acquiror Common Stock issuable to each Stockholder pursuant to Section 2.1(a) shall be rounded up or down, as the case may be, to the nearest whole number.

       SECTION 2.2.       ESCROWED MERGER STOCK; STOCKHOLDERS' REPRESENTATIVE.

                 (a) When making the issuances of the Merger Stock pursuant to Section 2.1(a) above, Acquiror shall withhold and retain in escrow from the Principal Stockholders ten percent (10%) of the aggregate number of shares of Acquiror Common Stock issuable to the Principal Stockholders pursuant to Section 2.1(a) (after rounding pursuant to Section 2.1(c)) (such shares, collectively, the "Escrow Stock"). The Escrow Stock will be placed in escrow pursuant to an Escrow Agreement, in the form of Exhibit A hereto (the "Escrow Agreement"), to be entered into at Closing among Acquiror, the Surviving Corporation, the Stockholders' Representative (as defined below) and Crestar Bank, as escrow agent (the "Escrow Agent"). The Escrow Stock shall be held in escrow pursuant to the Escrow Agreement as security for the performance of the indemnity obligations of the Principal Stockholders under Section 11.2 of this Agreement. The Escrow Stock shall be registered in the name of the Principal Stockholders and the certificates therefor shall contain a legend to the effect that the Escrow Stock is being held in escrow pursuant to the Escrow Agreement. The Escrow Stock shall be released to the Principal Stockholders or Acquiror, as the case may be, only in accordance with the terms of the Escrow Agreement.

                 (b) Each Principal Stockholder hereby, and each other Stockholder by approving the terms and conditions of the Merger hereby, appoints Saul Aaron Singer as attorney-in-fact with full power and authority to act for and on behalf of any or all of the Stockholders (with full power of substitution in the premises), in connection with the indemnity provisions of
Section 11.2 as they relate to the Principal Stockholders generally and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, (i) to review all claims for indemnification asserted by an Acquiror Indemnified Person, and, to the extent deemed appropriate, dispute, question the accuracy of, compromise, settle or otherwise resolve any and all such claims, (ii) to compromise on their behalf with Acquiror any claims asserted thereunder, (iii) to authorize payments to be made with respect to any such claims for indemnification, (iv) to execute and deliver on behalf of the Stockholders any document or agreement contemplated by or necessary or desirable in connection with this Agreement and the transactions contemplated hereby, and (v) to take such further actions including coordinating and administering post-closing matters related to the rights and obligations of the Stockholders as are authorized in this Agreement (including the matters described in Section 8.10 hereof) (the above named representative, as well as any subsequent representative of the Stockholders appointed by the Stockholders being referred to herein as the

"Stockholders' Representative"). Acquiror and Merger Sub shall be entitled to rely on such appointment and treat such Stockholders' Representative as the duly appointed attorney-in-fact of each Stockholder.

       SECTION 2.3.       EXCHANGE OF CERTIFICATES.

                 At the Closing, the Company shall deliver or cause to be delivered to Acquiror for cancellation, the Certificates representing all of the issued and outstanding shares of the Company Common Stock held immediately prior to the Effective Time, duly endorsed in blank or with duly executed stock powers attached, and the Stockholder Deliveries described in Section 7.4. In exchange for the Certificates and the Stockholder Deliveries, promptly following the Effective Time, Acquiror shall deliver to each Stockholder (other than holders of Dissenting Shares) a stock certificate representing the aggregate number of whole shares of Merger Stock issuable pursuant to Section 2.1(a) (less shares of Escrow Stock to be deposited in escrow pursuant to Section 2.2(a)), which shares of Merger Stock shall be deemed to have been issued at the Effective Time.

       SECTION 2.4.       STOCK TRANSFER BOOKS.

                 At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company.

       SECTION 2.5.       DISSENTER'S RIGHTS.

                 Notwithstanding any other provisions of this Agreement to the contrary, shares of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Stockholders who shall not have voted in favor of the Merger and who shall have complied with Sections 1300 et seq. of the CGCL, shall be entitled to obtain payment from Acquiror of the fair value of such Stockholder's shares of the Company Common Stock, as determined pursuant to Sections 1300 et seq. of the CGCL (collectively, the "Dissenting Shares"), and such Dissenting Shares shall not be converted into or represent the right to receive the Merger. Stockholders holding Dissenting Shares shall be entitled to receive payment of the fair value of such shares of the Company Common Stock held by them in accordance with the provisions of Sections 1300 et seq. of the CGCL, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters' rights under Sections 1300 et seq. of the CGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, Merger Stock at the Exchange Ratio, upon surrender to Acquiror of the certificate or certificates that formerly evidenced such shares of the Company Common Stock, duly endorsed in blank or with duly executed stock powers attached.

       SECTION 2.6.       TRANSFERABILITY OF ACQUIROR COMMON STOCK.

                 (a) The shares of Acquiror Common Stock to be issued and delivered to the Stockholders in the Merger in accordance with the provisions of this Article II will not have been registered under the Securities Act of 1933, as amended (the "Securities Act") or under the securities laws of any state as of the Effective Time. Accordingly, such shares of Acquiror Common Stock will not be transferable except upon compliance with the Securities Act, any state securities laws, the rules, regulations and other administrative regulations promulgated under the Securities Act and any state securities laws and shall bear appropriate legends to this effect as set forth in Section 2.7 below. In addition, where applicable, the shares of Escrow Stock shall contain a legend providing notice as to the Escrow Agreement.

                 (b) The shares of Acquiror Common Stock to be issued and delivered to the Stockholders in the Merger in accordance with the provisions of this Article II will also be subject to that certain Amended and Restated Stockholders Agreement, dated February 20, 1997, among Acquiror, General Atlantic Partners 34, L.P., GAP Coinvestment Partners, L.P., Raul Fernandez, The Mario M. Morino Trust and FBR Venture Capital Managers Inc. (collectively, the "Original Stockholders"), as amended by that certain Amendment No. 1 to Amended and Restated Stockholders Agreement, dated November 24, 1997, among the Original Stockholders and General Electric Capital Corporation ("GE Capital"), as further amended by that certain Amendment No. 2 to Amended and Restated Stockholders Agreement, dated August 21, 1998, among the Original Stockholders, GE Capital, Brenda Wong, Scott McDonald and Vincent Hoenigman (collectively, the "IBIS Stockholders"), as further amended by that certain Amendment No. 3 to Amended and Restated Stockholders Agreement, dated February 1, 1999, among the Original Stockholders, GE Capital, the IBIS Stockholders, General Atlantic Partners 52, L.P., GAP Coinvestment Partners II, L.P., GE Capital Equity Investments, Inc., Theodore J. Leonsis, Jack Kemp, John McKinley and The Washington Post Company (collectively the "Stockholders Agreement"). Each Principal Stockholder acknowledges and agrees that such Principal Stockholder has been given a copy of the Stockholders Agreement and afforded ample opportunity to read it, and is thoroughly familiar with its terms. In addition to the other legends described in this Agreement, the certificates evidencing the shares of Merger Stock (including the Escrow Stock) will contain a legend providing notice as to the Stockholders Agreement. At Closing, each Stockholder shall execute and deliver an Amendment No. 4 to Amended and Restated Stockholders Agreement in the form of Exhibit B hereto (the "Amendment No. 4 to Stockholders Agreement").

                 (c) Each Principal Stockholder further acknowledges and agrees that such Principal Stockholder may be deemed to be an "affiliate" of the Company as that term is used in SEC Accounting Series Release Nos. 130 and 135 (together, the "SEC Release") and Rule 145 of the rules and regulations of the SEC under the Securities Act. Accordingly, each Principal Stockholder agrees not to sell, exchange, transfer, pledge or otherwise dispose of such Principal Stockholder's interests in, or reduce such Principal Stockholder's risk relative to, any of the (i) shares of the Company Common Stock over which such Principal Stockholder has or shares voting or dispositive power or (ii) shares of Acquiror Common Stock into which such shares of the Company Common Stock are converted upon consummation of the Merger or upon the exercise of any Acquiror options, at any time prior to the Effective Time and, thereafter, until such time as financial results covering at least thirty (30) days of post-Merger combined operations of Acquiror and the Company have been published by Acquiror within the meaning of the SEC Release. Each Principal Stockholder understands that reducing such Principal Stockholder's risk relative to such shares of the Company Common Stock or Acquiror Common Stock includes, but is not limited to, using such shares to secure a non-recourse loan, purchasing a put option to sell such shares or otherwise entering a put agreement with respect to such shares.

                 (d) Schedule 2.6(d) sets forth those persons who, in addition to the Principal Stockholders, are or may be "affiliates" of the Company as such term is used in the SEC Release and Rule 145 of the rules and regulations of the SEC under the Securities Act (the "Additional Affiliates"). The Company shall deliver or cause to be delivered to Acquiror, on or before the Effective Time, from each of the Additional Affiliates, a written agreement in the form of Exhibit C hereto (each an "Affiliate Agreement"). If any Additional Affiliate refuses to execute an Affiliate Agreement, Acquiror may, in lieu of receipt of such Affiliate Agreement, be entitled to place appropriate legends on the certificates evidencing the Acquiror Common Stock to be received by such Additional Affiliate pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for Acquiror Common Stock, to the effect that the shares received or to be received by such Affiliate pursuant to this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his or her interest in or risks relating to such shares, pursuant to the requirements set forth in the Affiliate Agreement. The foregoing restrictions on the transferability of Acquiror Common Stock shall apply to all purported sales, transfers and other conveyances of the shares received or to be received by such Additional Affiliate pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares, whether or not such Additional Affiliate has exchanged the Certificate previously evidencing shares of the Company's capital stock, into which such shares were converted.

       SECTION 2.7.       LEGEND.

                 Each certificate representing Acquiror Common Stock issued to the Stockholders hereunder shall be stamped or otherwise imprinted with a legend (the "Legend") in substantially the following form:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE HYPOTHECATED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS UPON RECEIPT BY PROXICOM, INC. (THE "COMPANY") OF A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

       IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A BUSINESS COMBINATION WHICH IS ACCOUNTED FOR AS A "POOLING OF INTERESTS" AND MAY NOT BE SOLD, NOR MAY THE OWNER THEREOF REDUCE HIS OR HER RISKS RELATIVE THERETO IN ANY WAY, UNTIL SUCH TIME AS THE COMPANY HAS PUBLISHED THE FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF COMBINED OPERATIONS AFTER THE EFFECTIVE DATE OF THE MERGER THROUGH WHICH THE BUSINESS COMBINATION WAS EFFECTED.

       THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED FEBRUARY 20, 1997, AMONG PROXICOM, INC., GENERAL ATLANTIC PARTNERS 34, L.P., GAP COINVESTMENT PARTNERS, L.P., RAUL FERNANDEZ, THE MARIO M. MORINO TRUST, AND FBR VENTURE CAPITAL MANAGERS INC. (COLLECTIVELY, THE "ORIGINAL STOCKHOLDERS"), AS AMENDED BY AMENDMENT NO. 1 TO THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED NOVEMBER 24, 1997 AMONG THE COMPANY, THE ORIGINAL STOCKHOLDERS AND GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL"), AS AMENDED BY AMENDMENT NO. 2 TO THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AUGUST 21, 1998 AMONG THE COMPANY, THE ORIGINAL STOCKHOLDERS, GE CAPITAL AND BRENDA WONG, SCOTT MCDONALD AND VINCENT HOENIGMAN (COLLECTIVELY, THE "IBIS STOCKHOLDERS"), AS AMENDED BY AMENDMENT NO. 3 TO THE AMENDED AND

       RESTATED STOCKHOLDERS AGREEMENT DATED FEBRUARY 1, 1999 AMONG THE COMPANY, THE ORIGINAL STOCKHOLDERS, GE CAPITAL, THE IBIS STOCKHOLDERS, GENERAL ATLANTIC PARTNERS 52, L.P., GAP COINVESTMENT PARTNERS II, L.P., GE CAPITAL EQUITY INVESTMENTS, INC., THEODORE J. LEONSIS, JACK KEMP, JOHN MCKINLEY AND THE WASHINGTON POST COMPANY (COLLECTIVELY, THE "ADDITIONAL STOCKHOLDERS"), AS AMENDED BY AMENDMENT NO. 4 TO THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED MARCH ___________, 1999, AMONG THE COMPANY, THE ORIGINAL STOCKHOLDERS, GE CAPITAL, THE IBIS STOCKHOLDERS, THE ADDITIONAL STOCKHOLDERS AND THE AD HOC STOCKHOLDERS NAMED THEREIN (COLLECTIVELY, THE "STOCKHOLDERS AGREEMENT"), A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.


                 Such legend will also be placed on any certificate representing Acquiror securities issued subsequent to the original issuance of the Acquiror Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization, or upon the exercise of any Acquiror stock options, as long as the Acquiror Common Stock issued to the Stockholder pursuant to the Merger is subject to the restrictions set forth herein or in the Stockholders Agreement.

       SECTION 2.8.       CONVERSION OF COMPANY DEFERRED STOCK RIGHTS.

                 As of the Effective Time, each outstanding unexpired right to receive shares of Company Common Stock as described in Schedule 3.4 hereto under the heading "Contingent Stock Rights" (each a "Deferred Stock Right"), shall automatically be converted into a right to receive a number of whole shares of Acquiror Common Stock equal to the number of shares of Company Common Stock issuable pursuant to such Deferred Stock Right multiplied by the Exchange Ratio (as adjusted after the Effective Time to take into account any Acquiror stock split, stock dividend, recapitalization or similar event). Except for such conversion, nothing in this Section 2.8 shall affect the terms and conditions of such Deferred Stock Rights in effect as of the date hereof. If at the time of issuance of any Acquiror Common Stock pursuant to a Deferred Stock Right the Stockholders Agreement shall be in effect, then the issuance of such stock shall be subject to the execution and delivery to Acquiror by the recipient of such stock of an Acknowledgment and Agreement in a form reasonably acceptable to Acquiror pursuant to which such recipient shall agree to be bound by the Stockholders Agreement and to matters related to compliance with federal and state securities laws. Any issuances of Acquiror Common Stock pursuant to the Deferred Stock Rights shall be subject to all applicable federal, state and local tax withholding requirements.


                                  ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS

                 Subject to the qualifications, exceptions and other disclosures set forth on the Disclosure Schedule attached hereto, the Company and the Principal Stockholders jointly and severally represent and warrant to Acquiror and Merger Sub as follows:

       SECTION 3.1.       ORGANIZATION AND QUALIFICATION.

                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the requisite power and authority to own, lease and operate its business as it is now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. The Company is duly qualified to conduct its business as a foreign corporation, and is in good standing, in each jurisdiction in which the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary, except where such failure to be so qualified would not have a Company Material Adverse Effect.

       SECTION 3.2.       SUBSIDIARIES.

                 The Company has no Subsidiaries and no equity interest or other investment in, nor has the Company made advances or loans to, any person.

       SECTION 3.3.       ARTICLES OF INCORPORATION AND BYLAWS.

                 The Company has heretofore delivered to Acquiror a complete and correct copy of each of the articles of incorporation and bylaws of the Company, each as amended to date. Such articles of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

       SECTION 3.4.       CAPITALIZATION.

                 The authorized capital stock of the Company consists of one million (1,000,000) shares of the Company Common Stock, of which eighty-three thousand four hundred fifty (83,450) shares are issued and outstanding. All of the outstanding shares of capital stock of the Company are owned beneficially and of record by the

Stockholders as set forth in Schedule 3.4, free and clear of all Encumbrances. Except as set forth in Schedule 3.4, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and nonassessable and not subject to preemptive rights. No shares of capital stock of the Company have been reserved for any purpose.

       SECTION 3.5.       AUTHORITY.

                 The Company has the necessary corporate power and authority to enter into this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

       SECTION 3.6.       NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) Except as set forth in Schedule 3.6, the execution and delivery of this Agreement and the Related Agreements by the Company do not, and the performance by the Company of its obligations under this Agreement and the Related Agreements will not, (i) conflict with or violate the articles of incorporation, bylaws or other organizational document of the Company, (ii) conflict with or violate any Laws applicable to the Company or to its Assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or to which any of its Assets is subject except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches and defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                 (b) Except as set forth in Schedule 3.6, the Company's execution and delivery of this Agreement and the Related Agreements does not, and the Company's performance of this Agreement and the Related Agreements will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any court, arbitral tribunal, regulatory body, administrative agency or commission, whether national or foreign, or Government Entity, except for the filing and recordation of appropriate merger documents as required by the CGCL and the DGCL, and applicable state and federal securities related filings.

       SECTION 3.7.       THE COMPANY FINANCIAL STATEMENTS; NO LIABILITIES.

                 The Company has furnished to Acquiror an unaudited balance sheet of the Company as at each of December 31, 1998, and an unaudited statement of income and cash flow for the fiscal year ended December 31, 1998, (such financial statements, collectively, the "Company Financial Statements"). The Company Financial Statements, including the related schedules and notes, have been prepared internally, present fairly the financial condition of the Company as of their respective dates and for the respective periods indicated and have been prepared substantially in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in the notes thereto and that the Company Financial Statements do not contain all required footnotes and are subject to normal recurring year-end adjustments). Except as reflected in the balance sheet of the Company (the "Company Balance Sheet") dated December 31, 1998 (the "Balance Sheet Date"), the Company has no liabilities, contingent or absolute, matured or unmatured, except for liabilities incurred in the ordinary course of business since the Balance Sheet Date and which would not have a Company Material Adverse Effect.

       SECTION 3.8.       ACCOUNTS RECEIVABLE.

                 Except as set forth in Schedule 3.8, the accounts receivable of the Company shown on the Company Balance Sheet, or acquired by the Company after the Balance Sheet Date, have been collected or are collectible in amounts not less than the amounts thereof carried on the books of the Company, except to the extent of the allowance for doubtful accounts shown on the Company Balance Sheet.

       SECTION 3.9.       ABSENCE OF CERTAIN CHANGES OR EVENTS.

                 Since the Balance Sheet Date, there has been no Company Material Adverse Effect. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course, and the Company has not (a) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock; (b) except as set forth in Schedule 3.4, issued any capital stock, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds; (c) incurred loss of, or significant injury to, any of the Assets as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty;
(d) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except current liabilities incurred in the ordinary course of business; (e) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (f) sold, exchanged, transferred or otherwise disposed of any of its Assets or canceled any debts or claims; (g) written down the value of any of its Assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material; (h) entered into any transactions other than in the ordinary course of business and consistent with its past practice; (i) made any change in any method of accounting or accounting practice; or (j) made any agreement or is otherwise legally obligated to do any of the foregoing.

       SECTION 3.10.      ASSETS.

                 The Company is the sole and exclusive legal and equitable owner of and has good title to, or has a good and valid leasehold or license interest in and to, its Assets (including, without limitation, its Intellectual Property), free and clear of all Encumbrances. No person or Government Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Company's Assets. All of the personal property of the Company is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

       SECTION 3.11.      LEASES.

                 Schedule 3.11 lists and describes all leases and other agreements under which the Company is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the knowledge of the Company, the other party or respective parties thereto. With respect to each such lease and other agreement, (a) all necessary governmental approvals with respect thereto required to be obtained by the Company have been obtained, (b) all necessary filings or registrations therefor required to be made by the Company have been made, and (c) there have been no threatened cancellations thereof and no outstanding disputes thereunder. The Company has performed in all material respects all obligations thereunder required to be performed by the Company to date. The Company is not, and to the Company's knowledge, no other party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

       SECTION 3.12.      CONTRACTS.

                 (a) Schedule 3.12 sets forth a complete and correct list of all agreements, contracts and commitments (whether written or oral) to which the Company is a party or by which the Company or any of its Assets are bound (collectively, the "Contracts"), including, without limitation, the following types of contracts and agreements: (i) employment, severance, termination, consulting and retirement agreements; (ii) license agreements or distributor, dealer, manufacturer's representative, sales agency and advertising agreements;
(iii) agreements with any labor organization or other collective bargaining unit; (iv) agreements for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than Five Thousand Dollars ($5,000) individually (or Twenty Thousand Dollars ($20,000) in the aggregate for all such agreements) over its remaining term (including, without limitation, periods covered by any option to renew by either party); (v) agreements for the purchase, sale or lease of any real estate or other Assets;
(vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plans or agreements; (vii) agreements for the sale of Assets other than in the ordinary course of business or the grant of any preferential rights to purchase Assets;
(viii) agreements which contain provisions requiring the Company to indemnify any person; (ix) joint venture agreements or other agreements involving the sharing of profits; (x) outstanding loans to any persons or entities or receivables due from any stockholders or any affiliates of the Company; (xi) agreements (including, without limitation, agreements not to compete and exclusivity agreements) that reasonably could be interpreted to impose any material restriction on any business operations of the Company; (xii) agreements, notes and other instruments evidencing indebtedness for borrowed money and grants of Encumbrances on any of the Assets of the Company; (xiii) customer and client contracts; and (xiv) other agreement which by its terms does not terminate or is not terminable by the Company within thirty (30) days or upon thirty (30) days' (or less) notice. Schedule 3.12 includes a brief description of all oral Contracts of the types described in clauses (i) through
(xiv) above.

                 (b) All the Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Company and, to the knowledge of the Company, the other party or respective parties thereto. With respect to each such Contract,
(i) all necessary governmental approvals with respect thereto required to be obtained by the Company have been obtained, (ii) all necessary filings or registrations therefor required to be made by the Company have been made, and
(iii) there have been no threatened cancellations thereof and no outstanding disputes thereunder. The Company has performed in all material respects all obligations thereunder required to be performed by the Company to date. The Company is not, and to the knowledge of the Company, no other party is in default in any material respect under any of the Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. True and complete copies of all Contracts have been delivered to Acquiror.

       SECTION 3.13.      REAL PROPERTY.

                 Schedule 3.13 contains a list and brief description of all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, leased, used or held for use by the Company (collectively, the "Real Property"). The Company does not hold any fee simple interest in any real estate. The Real Property described in
Schedule 3.13 constitutes all real property interests necessary to conduct the business and operations of the Company as now conducted and is suitable and adequate for the uses for which it is currently devoted.

       SECTION 3.14               INTELLECTUAL PROPERTY.

                 (a) Schedule 3.14 sets forth: (i) all registered and unregistered trademarks, service marks, trade names, maskworks, registered and, to the Company's knowledge, all unregistered copyrights, including the jurisdictions in which each such Intellectual Property right has been registered or in which any application for such registration has been filed, and (ii) all current written and to the best of the Company's knowledge, oral license, sublicense, franchise and other agreements under which the Company licenses the Company's Intellectual Property to third parties or pursuant to which the Company is authorized to use a third party's Intellectual Property.
Schedule 3.14 sets forth whether the Company is the sole owner or joint owner or licensee of each item of Intellectual Property identified therein, and any license fees, royalties or similar compensation which, are payable or are due in the future from the Company.

                 (b) The Company either owns or has adequate rights to use all of the Intellectual Property that is necessary to and currently used for its business as now conducted, and the Company Software is free and clear of Encumbrances and, to the Company's knowledge, all other Intellectual Property of the Company is free and clear of Encumbrances. The Company has previously furnished to Acquiror evidence of either ownership by the Company of or license rights to use its Intellectual Property. Except as set forth in Schedule 3.14, the Company Software does not contain any third party Intellectual Property.

                 (c) There are no pending or, to the Company's knowledge, threatened claims against the Company alleging that the conduct of its business infringes any Intellectual Property rights of others. The Intellectual Property of the Company is not subject to any outstanding injunction, judgment, order, decree, ruling or charge. To the Company's knowledge, the Company has not engaged in unfair competition against any third party and the business of the Company as now conducted does not infringe any third party Intellectual Property rights.

                 (d) To the Company's knowledge, no third party is infringing upon any of the Company's Intellectual Property, and the Company has not notified any third party that it believes such third party is interfering with, infringing, or misappropriating any of the Company's Intellectual Property or engaging in any act of unfair competition. The Company has the right to bring an action for the infringement of all of its Intellectual Property.

                 (e) Except as set forth in Schedule 3.14, each present or former employee, consultant, officer, director or stockholder of the Company has executed a confidentiality and nondisclosure agreement, and an Intellectual Property assignment agreement, substantially in the forms which have been furnished to Acquiror.
                 (f) Any third party to which the Company has disclosed or allowed access to proprietary, confidential Intellectual Property of the Company has executed a confidentiality and nondisclosure agreement with respect to such Intellectual Property.

                 (g) To the best knowledge of the Company and the Principal Stockholders after due investigation and inquiry, any hardware, software or firmware licensed or purchased by the Company from third parties and all Company Software accurately processes date/time data (including but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations when either (i) used as a standalone application, or (ii) integrated into or otherwise used in conjunction with third party hardware, software, firmware and data ("Third Party Products") with which such Company Software was designed or intended to operate at the time such Company Software was (A) developed for internal use or (B) provided to the Company's customers or tested by the Company for such customers, whichever is later ("Year 2000 Ready").

                 (h) The Company represents and warrants that (i) the Company has taken, is taking, and will take all measures it reasonably believes are necessary to make the Company's computer systems and software, including without limitation Third Party Products and the Company Software (collectively, the "Software"), particularly the operating systems and software upon which the Company will rely to provide services to its customers, Year 2000 Ready, including remediation and the use of contingency plans, if necessary, should a year 2000 problem arise from any cause within the Company's control which may affect those services; and (ii) the Company has requested or is in the process of requesting from those third-party vendors and suppliers of the Company that directly support the services that the Company provides to customers reasonable assurances that their computer systems and related software are Year 2000 Ready, and that they are taking or have taken adequate measures to prevent problems caused by the year 2000 that may impact the services and products they provide to the Company. The Company has previously furnished Acquiror with copies of all year 2000 warranties that the Company has provided, and currently provides, to its customers.

       SECTION 3.15.      ENVIRONMENTAL MATTERS.

                 (a) The Company has complied and is in compliance in all material respects with all Environmental Laws. The Company does not have any liability under any Environmental Law, nor is the Company responsible for any liability of any other person under any Environmental Law. There are no pending or, to the knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings based on, and the Company has not directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to: (i) the current or past presence, Release or threatened Release of Hazardous Materials at or from any part of the Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Real Property or the businesses or Assets of the Company; or (iv) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's activities involving Hazardous Materials.

                 (b) As used herein, these terms shall have the following meanings:

                          (i)     "Environmental Laws" means all Laws
(including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, noise control, or the protection of human health or safety, natural resources, or the environment.

                          (ii)    "Hazardous Materials" means wastes,
substances, radiation, or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as a "pollutants", "contaminants", "hazardous materials", "hazardous wastes", "hazardous substances", "toxic substances", "radioactive materials", "solid wastes", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) without limitation, which contain polychlorinated biphenyls
(PCBs), asbestos and asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

                          (iii)   "Release" means any emission, spill, seepage,
leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials from any source (including, without limitation, the Real Property and property adjacent to the Real Property) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems at, on, from, above, or under the Real Property or any other property at which Hazardous Materials originating on or from the Real Property or the businesses or Assets of the Company have been stored, treated or disposed.

       SECTION 3.16       ABSENCE OF LITIGATION.

                 There are (a) no claims, actions, suits, investigations, or proceedings pending or, to the Company's knowledge, threatened against the Company or any of its properties or Assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, and (b) no judgments, decrees, injunctions or orders of any Government Entity or arbitrator outstanding against the Company or any of its properties or Assets.

       SECTION 3.17       POOLING OF INTERESTS.

                 To the best knowledge of the Company and the Principal Stockholders after due investigation and inquiry, neither the Company nor any of its directors, officers or stockholders has taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests. Acquiror shall be entitled to rely on the representations, warranties, covenants and agreements made by the Company to the Accounting Firm in connection with the Pooling Opinion, which representations, warranties, covenants and agreements are incorporated herein by reference and made a part of this Agreement.

       SECTION 3.18.      BOOKS AND RECORDS.

                 Except as set forth in Schedule 3.18, the books of account, stock records, minute books and other records of the Company are true and complete in all material respects, and the matters contained therein are appropriately and accurately reflected in the financial statements to the extent required to be reflected therein.

       SECTION 3.19.      TAXES AND ASSESSMENTS.

                 (a) The Company has (or, in the case of returns becoming due after the date hereof and on or before the Effective Time, will have prior to the Effective Time) duly filed all Tax returns required to be filed by the Company on or before the Effective Time with respect to all applicable Taxes. No penalties or other charges are or will become due with respect to any of the Company's Tax returns as the result of the late filing thereof. All of the Company Tax returns are (or, in the case of returns becoming due after the date hereof and on or before the Effective Time, will be) true and complete in all material respects. The Company: (i) has paid all Taxes due or claimed to be due by any taxing authority in connection with any of the Company Tax returns (without regard to whether or not such Taxes are shown as due on such Company Tax returns); or (ii) has established (or, in the case of amounts becoming due after the date hereof, prior to the Effective Time will have paid or established) in its financial statements provided to Acquiror adequate reserves (in conformity with generally accepted accounting principles consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes on the financial statements of the Company furnished to Acquiror are sufficient for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, and for which the Company may be liable or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

                 (b) The Company, either in its own right or as a transferee, has not or on the Effective Time will not have any liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in financial statements furnished to Acquiror.

                 (c) There is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of the Company, threatened in respect of any Taxes for which the Company is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of the Company, threatened. The Company has not consented to any waivers or extensions of any statute of limitations with respect to any taxable year of the Company. There is no agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company, and no power of attorney granted by the Company with respect to any tax matters is currently in force.

                 (d) The Company has furnished to Acquiror true and complete copies of all Company Tax returns and all written communications by or to the Company relating to any such Company Tax returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

                 (e) Schedule 3.19 sets forth (i) all federal tax elections that currently are in effect with respect to the Company and which are not reflected in the Company's Tax returns provided to Acquiror, and (ii) all elections for purposes of foreign, state or local Taxes and all consents or agreements for purposes of federal, foreign, state or local Taxes in each case that reasonably could be expected to affect or be binding upon the Company or its assets or operations after the Effective Time. Schedule 3.19 sets forth all changes in accounting methods for Tax purposes at any time made, agreed to, requested or required with respect to the Company.

(f) The Company (i) is not and never has been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes; (ii) has not executed or filed with the Internal Revenue Service any consent to have the provisions of Section 341(f) of the Code apply to it; (iii) is not subject to Section 999 of the Code; (iv) is not a passive foreign investment company as defined in Section 1296(a) of the Code; and (v) except as set forth on Schedule 3.19, is not a party to an agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes.

       SECTION 3.20.      EMPLOYMENT MATTERS.

                 (a) Schedule 3.20 contains a true and complete list of names, positions and annual rates of compensation (including bonuses and other special compensation arrangements) of all current directors, officers and employees of the Company. With respect to any persons employed by the Company, the Company is in compliance with all Laws respecting employment conditions and practices in all material respects and has withheld all amounts required by any applicable Laws to be withheld from wages or any Taxes or penalties for failure to comply with any of the foregoing.

                 (b) There are no collective bargaining agreements applicable to any Company employees and the Company does not have a duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company.

                 (c)      With respect to any persons employed by the Company,
(i) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the knowledge of the Company, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company before any Government Entity nor, to the knowledge of the Company, does any basis therefor exist.

       SECTION 3.21.      EMPLOYEE BENEFIT PLANS.

                 (a) Schedule 3.21 sets forth a list of all of the pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, sabbatical, vacation, bonus, loans, medical, dental, vision care, disability, life insurance or other employee programs, arrangements or agreements and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or for which the Company could incur a liability or any entity required to be aggregated with the Company (each, a "Commonly Controlled Entity") pursuant to Section 414 of the Code for the benefit of present and former employees or directors of the Company or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, is referred to herein as an "ERISA Plan".

                 (b) Each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) or 501 of the Code has been determined by the Internal Revenue Service to be so qualified and to the Company's knowledge, no circumstances exist that could reasonably be expected by the Company to result in the revocation of any such determination. Each of the Benefit Plans is in compliance with their terms and the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to the Company or any Commonly Controlled Entity.

                 (c) No ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. All contributions, premiums and other payments with respect to each ERISA Plan which have become due and payable have been paid.

                 (d) No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor any Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any Commonly Controlled Entity.

                 (e) The Company has made available to Acquiror complete copies, as of the date hereof, of all of the Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument. The Company has made available to Acquiror complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Benefit Plans that are in the possession of the Company as of the date hereof.

                 (f) No claim, lawsuit, arbitration or other action has been threatened or instituted against any Benefit Plan.

                 (g) Except to the extent expressly provided for in this Agreement and the Related Agreements, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of
Section 280G or 162(m) of the Code.

                 (h) The Company does not maintain, contribute to, or in any way provide for any benefits of any kind (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

                 (i) Neither the Company nor any Commonly Controlled Entity has (or reasonably expects to have) any liability under Title IV of ERISA.

       SECTION 3.22.              TRANSACTIONS WITH RELATED PARTIES.

                 No present or former officer, director, stockholder or person known by the Company to be an affiliate of the Company, nor any person known by the Company to be an affiliate of any such person, is currently a party to any transaction or agreement with the Company, including any agreement providing for any loans, advances, the employment of, furnishing of services by, rental of their respective Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate.

       SECTION 3.23.      INSURANCE.

                 Schedule 3.23 contains a list of all insurance policies of title, property, fire, casualty, liability, life, worker's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets or the business and operations of the Company, true and correct copies of which have been made available to Acquiror. All premiums with respect to such policies covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies (a) are in full force and effect; (b) are sufficient for compliance by the Company with all requirements of applicable Law and of all licenses, franchises and other agreements to which the Company is a party; and (c) are valid, outstanding, and enforceable policies.

       SECTION 3.24.      COMPLIANCE WITH LAWS; PERMITS.

                 The Company is in compliance in all material respects with all Laws applicable to the Company, its Assets and to the business and operations of the Company. The Company holds all licenses and permits from

Government Entities which are necessary for the conduct of its business, except where the failure to hold any such license or permit would not have a Company Material Adverse Effect.

       SECTION 3.25.      BROKERS.

                 No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

       SECTION 3.26.      MINUTE BOOKS.

                 The minute books of the Company made available to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

       SECTION 3.27.      REORGANIZATION TREATMENT.

                 Neither the Company nor any Principal Stockholder has taken, agreed to take, is obligated to take or intends to take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of
Section 368 of the Code.

       SECTION 3.28               HSR ACT COMPLIANCE.

                 The "Person" (as that term is defined in the HSR Act and implementing regulations) in which the Company is included does not have total assets of Ten Million Dollars ($10,000,000) or more as stated on the last regularly prepared consolidated balance sheet of that "Person", and does not have annual net sales of Ten Million Dollars ($10,000,000) or more as stated on the last regularly prepared consolidated annual statement of income and expenses of that "Person".

       SECTION 3.29.      DISCLOSURE.

                 No representations or warranties by the Company in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by the Company to Acquiror pursuant to the provisions of this Agreement or included in the Information Statement to be provided to the Stockholders in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

                                  In addition to the representations and
warranties made by the Principal Stockholders in Article III hereof, each Principal Stockholder hereby jointly and severally represents and warrants to Acquiror and Merger Sub as follows:

       SECTION 4.1.       AUTHORITY AND CAPACITY.

                 Such Principal Stockholder has full legal right, capacity, power and authority necessary to execute and deliver this Agreement and all other Related Agreements, to perform the obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by such Principal Stockholder and, assuming due authorization, execution and delivery by Acquiror, Merger Sub and the other parties hereto and thereto, constitute legal, valid and binding obligations of such Principal Stockholder, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights generally and by the applications of general principles of equity.

       SECTION 4.2.       ABSENCE OF VIOLATION.

                 The execution, delivery and performance by such Principal Stockholder of this Agreement and all other Related Agreements, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, or violate any provision of, any Laws applicable to the Principal Stockholder; or (b) conflict with, or result in any breach of, or constitute a default under, any agreement to which such Principal Stockholder is a party or by which such Principal Stockholder or such Principal Stockholder's property is bound or affected.

       SECTION 4.3.       RESTRICTIONS AND CONSENTS.

                 Such Principal Stockholder's execution and delivery of this Agreement and the Related Agreements does not, and such Principal Stockholder's performance of this Agreement and the Related Agreements will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any court, arbitral tribunal, regulatory body, administrative agency or commission or Government Entity, except for the filing and recordation of appropriate merger documents as required by the CGCL and the DGCL and applicable state and federal securities related filings.

       SECTION 4.4.       TITLE TO CAPITAL STOCK.

                 The shares of the Company Common Stock reflected on Schedule
3.4 as being owned by such Principal Stockholder are the only shares of voting stock of the Company owned beneficially or of record by such Principal Stockholder, and except as set forth in Schedule 3.4, such Principal Stockholder does not own any other options, warrants or rights to acquire shares of any class of capital stock of the Company. Such Principal Stockholder has the sole power respecting voting and transfer of such Principal Stockholder's shares. The shares of the Company Common Stock of such Principal Stockholder are now, and at all times prior to the Effective Time will be, owned as indicated on Schedule 3.4 by such Principal Stockholder, free and clear of all Encumbrances.

       SECTION 4.5.       NON-REGISTRATION OF SECURITIES; PURCHASE FOR
INVESTMENT ONLY.

                 (a) The Merger Stock issued to such Principal Stockholder will be acquired for investment for such Principal Stockholder's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and such Principal Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Principal Stockholder represents that the legal and beneficial interest of the Merger Stock issued to such Principal Stockholder (including the Escrow Stock) will be held for such Principal Stockholder's account only, and neither in whole nor in part for any other person. Such Principal Stockholder further represents that such Principal Stockholder has no present contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Merger Stock.

                 (b) Such Principal Stockholder understands and acknowledges that the offering of the Merger Stock pursuant to the Merger Agreement is being conducted on the basis of an exemption from registration under the Securities Act and that Acquiror's reliance upon such exemption is predicated in part upon such Principal Stockholder's representations.

       SECTION 4.6. ABILITY OF PRINCIPAL STOCKHOLDER TO EVALUATE INVESTMENT AND BEAR ECONOMIC RISK.

                 Such Principal Stockholder further represents that such Principal Stockholder: (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Principal Stockholder's prospective investment in the Merger Stock and such Principal Stockholder's liabilities and obligations under this Agreement; (b) has received all of the information such Principal Stockholder has requested from Acquiror for deciding whether to accept the Merger Stock; (c) has the ability to bear the economic risks of such Principal Stockholder's prospective investment; (d) is able, without materially impairing such Principal Stockholder's financial condition, to hold the Merger Stock for an indefinite period of time and to suffer complete loss on such Principal Stockholder's investment; and (e) has been given sufficient time and opportunity to seek the advice of counsel regarding such Principal Stockholder's liabilities and obligations hereunder.

       SECTION 4.7.       WAIVER OF DISSENTER'S RIGHTS.

                 Such Principal Stockholder, by executing this Agreement, approves the Merger and all other transactions contemplated by this Agreement, and hereby waives any dissenter's rights to receive payment of the appraised value of such shares of the Company Common Stock pursuant to Sections 1300 through 1312 of the CGCL.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

                 Acquiror represents and warrants to the Company and the Principal Stockholders as follows:


       SECTION 5.1.       ORGANIZATION AND QUALIFICATION.

                 Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite power and authority to own, lease and operate its Assets and properties and to carry on its business as it is now being conducted and to perform the terms of this Agreement and the transaction contemplated hereby. Acquiror is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary, except where such failure to be so qualified would not have an Acquiror Material Adverse Effect.

       SECTION 5.2.       AUTHORITY.

                 Acquiror has the necessary corporate power and authority to enter into this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of Acquiror, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity. The Merger Stock (and the shares of Acquiror Common Stock to be issued pursuant to Section 2.8 hereof) will, when issued, be duly authorized and validly issued in accordance with applicable laws and will be fully paid and nonassessable and not subject to preemptive rights, subject to the terms and conditions of the Stockholders Agreement.

       SECTION 5.3.       NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) The execution and delivery of this Agreement and the Related Agreements by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement and the Related Agreements will not, (i) conflict with or violate the certificate of incorporation, bylaws or other organizational document of Acquiror, (ii) conflict with or violate any Laws applicable to Acquiror or its Assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror is bound, or by which any of its Assets is subject, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches and defaults which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

                 (b) The execution and delivery of this Agreement and the Related Agreements by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any court, arbitral tribunal, regulatory body, administrative agency or commission, whether national or foreign, or Government Entity, except for the filing and recordation of appropriate merger documents as required by the CGCL and the DGCL, and applicable state and federal securities related filings.

       SECTION 5.4.       ABSENCE OF LITIGATION.

                 There are (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror or any of its properties or Assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, or which, if determined adversely against Acquiror or Merger Sub would have an Acquiror Material Adverse Effect, and (b) no judgments, decrees, injunctions or orders of any Government Entity or arbitrator outstanding against Acquiror or any of its properties or Assets which would have an Acquiror Material Adverse Effect.

       SECTION 5.5.       BROKERS.

                 No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

       SECTION 5.6.       REORGANIZATION TREATMENT.

                 Neither Acquiror nor the Merger Sub has taken, agreed to take, or intends to take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code.

       SECTION 5.7.       DISCLOSURE.

                 No representations or warranties by Acquiror in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by Acquiror to the Company pursuant to the provisions of this Agreement or included in the Information Statement to be provided to the Stockholders in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                                 OF MERGER SUB

                 Acquiror and Merger Sub jointly and severally represent and warrant to the Company and the Principal Stockholders as follows:


       SECTION 6.1.       ORGANIZATION AND QUALIFICATION.

                 Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

       SECTION 6.2.       ARTICLES OF INCORPORATION AND BYLAWS.

                 Merger Sub has heretofore made available to the Company a complete and correct copy of the articles of incorporation and the bylaws of Merger Sub, each as amended to date. Such articles of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its articles of incorporation or bylaws or other organizational or governing document.

       SECTION 6.3.       AUTHORITY.

                 Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

       SECTION 6.4.       NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the articles of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any Laws applicable to Merger Sub or its Assets, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub is bound, or by which any of its Assets is subject, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches and defaults which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity, except for the filing and recordation of appropriate merger documents as required by the CGCL and the DGCL, and applicable state and federal securities related filings.

                                  ARTICLE VII

                                   COVENANTS

       SECTION 7.1.       AFFIRMATIVE COVENANTS OF THE COMPANY.

                 The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall (a) operate its business in the usual and ordinary course consistent with past practices and in accordance with applicable Laws; (b) preserve intact its business organization, maintain its rights and material contracts, use its best efforts to retain the services of its respective principal officers and key employees and maintain its relationship with its respective suppliers, contractors, distributors, customers and others having business relationships with it; (c) keep its Assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained.

       SECTION 7.2.       NEGATIVE COVENANTS OF THE COMPANY.

                 Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror, from the date hereof until the Effective Time, the Company shall not do any of the following:

                 (a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees; (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable Law;

                 (b) except as set forth under item (a) of Schedule 3.19 hereto, declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock;

                 (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

                 (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares or securities or any rights, warrants or options directly or indirectly to acquire any such shares or securities; or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

                 (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other person (other than the purchase of inventory in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures;

                 (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its Assets;

                 (g) propose or adopt any amendments to its articles of incorporation or bylaws;

                 (h) (i) change any of its methods of accounting, (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles, consistently applied; or (iii) take any action, or permit any of the Stockholders to take any action, that would cause the Company to not be classified as an "S Corporation" within the meaning of Code Sections 1361 and 1362 at any time prior to the Effective Time;

                 (i) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than trade payables incurred in the ordinary course of business consistent with past practices.

                 (j) enter into or modify in any material respect any Contract, except as requested by a customer of the Company in the ordinary course of business consistent with past practice of the Company, and provided that Acquiror shall have approved such customer request (which approval shall not be unreasonably withheld);

                 (k) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article IX not being satisfied; or

                 (l) agree in writing or otherwise to do any of the foregoing.

       SECTION 7.3.       NEGATIVE COVENANTS OF THE PRINCIPAL STOCKHOLDERS.

                 Each Principal Stockholder covenants and agrees that prior to the Effective Time such Principal Stockholder will not sell, transfer, pledge, assign or otherwise encumber or dispose of or enter into any contract, option or other agreement with respect to, the sale, transfer, pledge, assignment or other encumbrance or disposition of, any shares of the Company Common Stock or any other voting interests in the Company now owned or hereafter acquired beneficially or of record by such Principal Stockholder.

       SECTION 7.4.       STOCKHOLDER APPROVAL.

As promptly as practicable after the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to the Stockholders for approval and adoption in accordance with the CGCL and the Company's articles of incorporation and bylaws. The Company shall use its best efforts to solicit and obtain the consent of the Stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Stockholders shall be subject to review and reasonable approval by Acquiror and include, without limitation, information regarding the Company and Acquiror, the terms of the Merger and this Agreement, the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, Amendment No. 4 to Stockholders Agreement and such other agreements, certificates and documents as Acquiror shall reasonably request to be executed by the Stockholders in connection with the transactions contemplated hereby (Amendment No. 4 to Stockholders Agreement, together with such other agreements, certificates and documents, the "Stockholder Deliveries").


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

                 SECTION 8.1.     CONSENTS AND APPROVALS; FILINGS AND NOTICES.

                 (a) The Company shall use reasonable efforts to as promptly as possible make all filings with, provide all notices to and obtain all consents and approvals from third parties required to be obtained by the Company in connection with the transactions contemplated hereunder, including all filings with, notices to and consents and approvals from any Government Entities and other persons.

                 (b) Acquiror shall use reasonable efforts to as promptly as possible make all filings with, provide all notices to and obtain all consents and approvals from third parties required to be obtained by Acquiror in connection with the transactions contemplated hereunder, including all filings with, notices to and consents and approvals from any Government Entities and other persons.

       SECTION 8.2.       ACCESS TO INFORMATION.

                 The Company shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Acquiror may reasonably request. The Company agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request, and to provide to Acquiror's independent accountants such customary management representation letters as they may reasonably request in connection with the audit of the Company's financial statements. No information or knowledge obtained in any investigation pursuant to this Section 8.2 shall affect or be deemed to modify any representation or warranty of the Company or the Principal Stockholders contained herein. In the event of the termination of this Agreement, Acquiror shall destroy or deliver to the Company all confidential documents, work papers and other materials, and all copies thereof, obtained by Acquiror from the Company as a result of this Agreement or in connection herewith, whether obtained before or after the execution and delivery of this Agreement.

       SECTION 8.3.       CONFIDENTIALITY.

Subject to the requirements of applicable Law, all information delivered or made available to either party hereto or to the representatives of such party or otherwise disclosed in writing by a party hereto (or the representatives of such disclosing party) before or after the date hereof, in connection with the transactions contemplated by this Agreement, shall be kept confidential by the party to whom such information is disclosed and the representatives of the party to whom such information is disclosed and shall not be used other than as contemplated by this Agreement, except to the extent that such information (a) was otherwise publicly available when received, (b) is or hereafter becomes lawfully obtainable from third parties not related to the disclosing party or its affiliates, (c) is required to be disclosed to a Government Entity, (d) is required by Law or the rules of any stock exchange to be disclosed or (e) to the extent such duty as to confidentiality is waived in writing by the disclosing party.

       SECTION 8.4.       FURTHER ACTION; REASONABLE BEST EFFORTS.

                 Subject to the terms and conditions herein provided, each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Government Entities and parties to contracts with the Company and Acquiror as are necessary for the transactions contemplated herein.

       SECTION 8.5.       PUBLIC ANNOUNCEMENTS.

                 The Company and the Principal Stockholders on the one hand, and Acquiror and Merger Sub on the other hand, agree that neither will issue any press release or otherwise make any public statements concerning this Agreement or the transactions contemplated hereby at any time prior to the Effective Time without the prior written consent of the other party, except to the extent that any such disclosure is required by Law.

       SECTION 8.6.       NO SOLICITATION.

                 During the term of this Agreement, neither the Company, any Principal Stockholder nor any of their respective affiliates or any person acting on behalf of such party or affiliate shall (a) solicit or favorably respond to indications of interest from, or enter into negotiations with, any third party for any proposed merger, consolidation, sale or acquisition of the Company, the Assets or the Company Common Stock or (b) furnish or cause to be furnished any nonpublic information concerning the business to any person other than in the ordinary course of business or pursuant to applicable Laws and after prior written notice to Acquiror.

       SECTION 8.7.       EMPLOYEES.

                 The Company shall, subject to the terms and conditions of this Agreement, use its reasonable best efforts to encourage the current employees of the Company to continue their employment and relationship with the Surviving Corporation following the Effective Time.

       SECTION 8.8.       POOLING ACCOUNTING.

Acquiror and the Company shall each use its reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquiror and the Company shall use its reasonable efforts to cause its affiliates not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interests.

       SECTION 8.9.       PRINCIPAL STOCKHOLDERS' COVENANTS NOT TO COMPETE.

                 (a) Each Principal Stockholder acknowledges that the business of the Company and Acquiror are conducted throughout the United States, and acknowledges and recognizes the highly competitive nature of the industry in which such business is involved. Accordingly, in consideration of the premises contained herein, the consideration to be received by the Principal Stockholders hereunder for the sale of the goodwill of the Company's business, and in consideration of and as an inducement to Acquiror to consummate the transactions contemplated hereby, each Principal Stockholder covenants and agrees that during the Noncompete Period (as defined below), such Principal Stockholder shall not, directly or indirectly: (i) engage in, participate in, represent in any way or be connected with, as officer, director, partner, owner, employee, agent, sales representative, distributor, independent contractor, consultant, proprietor, stockholder or otherwise, any Competitive Business (as defined below) in the United States; (ii) solicit (other than on behalf of the Company or Acquiror) business or contracts for any products or services of the type provided, developed or under development by the Company or Acquiror during the Noncompete Period, from or with (A) any person or entity which was a client of the Company or Acquiror for such products or services as of, or within twelve (12) months prior to the expiration of, the Noncompete Period, or (B) any prospective client which the Company or Acquiror was actively soliciting as of, or within twelve (12) months prior to the expiration of, the Noncompete Period; (iii) solicit or induce or attempt to solicit or induce any employee of the Company or Acquiror to leave the employ of the Company or Acquiror for any reason whatsoever; (iv) hire any employee or any person who was an employee of the Company or Acquiror within the three (3) month period prior to such hiring; or (v) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or Acquiror and any third party, including, without limitation, any customer, supplier or employee of the Company or Acquiror; provided, however, that the foregoing shall not preclude any Principal Stockholder from owning less than five percent (5%) of the securities of a company engaged in a Competitive Business as long as such securities are traded on a national securities exchange or reported on the NASDAQ National Market.

                          The "Noncompete Period" for each Principal
Stockholder shall mean the period from and after the Effective Time until one
(1) year after the Effective Time. A "Competitive Business" shall mean any business in which the Company or Acquiror is engaged at any time during the Noncompete Period, unless such business is thereafter terminated.

                 (b) The covenants contained in this Section 8.9 shall be construed as a series of separate and severable covenants which are identical in terms except for geographic coverage. The parties hereto agree that if in any proceeding, the tribunal shall refuse to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time or for any other reason whatsoever, any such covenant shall be deemed amended to the extent (but only to the extent) required by law. Each party acknowledges that the covenants contained in this
Section 8.9 are reasonable and necessary to protect the business and interests of the Company and Acquiror and that any violation of these covenants would cause substantial irreparable injury. Accordingly, each party agrees that a remedy at law for any breach of the foregoing covenants would be inadequate and that the Company and Acquiror, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated breach of such covenants without the necessity of proving actual damage.

                 (c) The obligations of each Principal Stockholder under this Section 8.9 shall survive the Effective Time of the Merger.

       SECTION 8.10.      CERTAIN TAX MATTERS.

(a) After the Effective Time, the Principal Stockholders will be responsible for preparing and filing (or causing the preparation and filing of) all Tax returns (and any amendments thereto) required to be filed by the Company for any taxable period ending on or before the Effective Time; provided, however, that the Principal Stockholders shall: (i) permit Acquiror and the Surviving Corporation to reasonably review and comment on each such Tax return prior to timely filing; and (ii) make such revisions to such Tax returns as are reasonably requested by Acquiror. The parties shall cooperate (each at their own expense) in the preparation and filing of any such Tax returns, and shall use commercially reasonable efforts to make the officers and former officers of the Company available to sign any such Tax returns. The Principal Stockholders shall prepare such Tax returns in a manner reasonably consistent with prior years; provided that in all events such Tax returns shall be prepared in a manner consistent with applicable law. Subject to Section 11.2 of this Agreement, Acquiror shall, on or before the due date of any Tax liabilities, pay all Taxes arising with respect to such returns which are imposed on the Company, unless Acquiror shall elect to contest all or any part of such Tax liabilities, or file an extension for payment thereof.

                 (b) The Principal Stockholders shall have the right (but not the obligation) to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding with respect to any Tax return of the Company involving only periods ending on or before the Effective Time; provided, however, that the Principal Stockholders shall not settle, compromise or abandon without Acquiror's timely and reasonable prior written consent any claim for any material Tax would adversely affect the Tax liability of Acquiror or the Company.

                 (c) Except as expressly provided in (b), above, Acquiror shall have the sole right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner an audit, examination, investigation, hearing or other proceeding with respect to any Tax return of the Company; provided, however, that no Taxes or Tax issues for any period ending on or before the Effective Time for which the Principal Stockholders may be liable, may be settled or compromised without the prior written consent of the Stockholders' Representative, which consent shall not be unreasonably withheld or delayed.

                 (d) Acquiror shall as soon as reasonably practicable (i) forward to the Stockholders' Representative all written notifications and other written communications from any Tax authority received by Acquiror or the Company relating to any period of the Company ending on or before the Effective Time and (ii) communicate to the Stockholders' Representative all oral notifications and communications from any Tax authority received by or communicated to Acquiror or the Company relating to any such period of the Company; provided, however, that the failure give any such notice or make any such communication shall not affect the rights of Acquiror hereunder.

                 (e) Acquiror, the Company, and the Principal Stockholders shall each at their own expense cooperate with, and make available to, each other such Tax information relating to the period prior to the Effective Time as may be reasonably required in connection with (i) the preparation or filing of any Tax return, election, consent or certification, or any claim for refund,
(ii) any determinations of liability for Taxes, or (iii) an audit, examination or other proceeding with respect to Taxes ("Tax Data"); provided, however, that neither Acquiror nor the Company shall have any obligation to compile, generate or produce any reports, documentation or information that is not compiled, generated or produced by Acquiror or the Company in the ordinary course of business. Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation").

                 (f) The Tax Data and the Tax Documentation shall be retained until the expiration of all applicable statutes of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of an applicable statute of limitations, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired).

                 (g) Nothing in this Section 8.10 shall be deemed to limit or diminish the representations, warranties, covenants and agreements of the Company and the Principal Stockholders contained in this Agreement.

       SECTION 8.11.      COPIES OF CERTAIN SEC FILINGS.

                 In the event that at any time prior to the Effective Time, Acquiror shall file with the Securities and Exchange Commission, any amendment to Acquiror's registration statement on Form S-1, Acquiror shall promptly provide a copy of such filing to the Company.

       SECTION 8.12.      INDEMNIFICATION.

                 From and after the Effective Time, Acquiror agrees to cause the Surviving Corporation to indemnify each director and officer of the Company against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time to the same extent as provided for by the Company pursuant to the Company's articles of incorporation or bylaws as in effect on the date hereof; provided, however, that the foregoing shall not apply to any claim, action, suit, proceeding or investigation (a) with respect to which the Principal Stockholders have an obligation to indemnify Acquiror pursuant to this Agreement, or (b) the existence of which constitutes a breach of a representation, warranty, covenant or agreement of the Company or the Principal Stockholders hereunder.


                                   ARTICLE IX

                               CLOSING CONDITIONS

       SECTION 9.1.       CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB.

                 The obligations of Acquiror and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                 (a) Representations and Warranties. The representations and warranties of the Company and the Principal Stockholders made in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time). Acquiror shall have received a certificate signed on behalf of the Company by the President of the Company to that effect and a certificate signed by each Principal Stockholder to that effect.

                 (b) Agreements and Covenants. The agreements and covenants of the Company and the Principal Stockholders required to be performed on or before the

Effective Time shall have been performed in all material respects. Acquiror shall have received a certificate signed on behalf of the Company by the President of the Company to that effect with respect to the Company's covenants and agreements and a certificate signed by each Principal Stockholder to that effect with respect to such Stockholder's covenants and agreements.

                 (c) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Stockholders, and all required notices shall have been provided to the Stockholders, all in accordance with the CGCL and the articles of incorporation and bylaws of the Company.

                 (d) Dissenting Shares. The Dissenting Shares shall constitute not greater than five percent (5%) of the shares of the Company Common Stock outstanding on the Closing Date.

                 (e) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

                 (f) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the Merger or other transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by a party hereto.

                 (g) Required Consents. The Company shall have delivered to Acquiror at or before Closing all consents or notices necessary to be obtained or made by the Company in connection with the transactions contemplated by this Agreement.

                 (h) Pooling of Interests. Acquiror shall have received reasonable assurances from PricewaterhouseCoopers LLP (the "Accounting Firm") in form and substance reasonably satisfactory to Acquiror, that the Merger will qualify as a

"pooling of interests" in accordance with generally accepted accounting principles (the "Pooling Opinion").

                 (i) Escrow Agreement. Acquiror, Merger Sub, the Escrow Agent and the Stockholders' Representative shall have entered into the Escrow Agreement at or before Closing pursuant to which the Escrow Stock shall have been retained in escrow.

                 (j) Legal Opinion. Acquiror shall have received an opinion from Howard, Rice, Nemerovski, Canady, Falk & Rabkin, P.C., counsel to the Company and the Principal Stockholders, in a form reasonably acceptable to Acquiror and its counsel.

                 (k) Employment Agreements. Each of Megan Wheeler and Aaron Singer shall have entered into an Employment Agreement with Acquiror which shall be in full force and effect (collectively, the "Employment Agreements").

                 (l) Stockholder Deliveries. Each Stockholder shall have executed Amendment No. 4 to Stockholders Agreement and the other Stockholder Deliveries.

                 (m) Stock Certificates. The Company shall have delivered to Acquiror the Certificates, duly endorsed in blank or with executed stock powers attached.

                 (n) Affiliate Agreements. Acquiror shall have received from each of the Additional Affiliates an executed Affiliate Agreement which shall be in full force and effect.

                 (o) Other Closing Documents. The Company shall have executed and/or delivered to Acquiror such additional documents, certificates, opinions and agreements as Acquiror may reasonably request.

       SECTION 9.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS.

                 The obligations of the Company and the Principal Stockholders to effect the Merger and the other transactions contemplated in this Agreement are also subject to the fulfillment at or prior to the Effective Time of the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                 (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate of the chief executive officer of Acquiror to that effect.

                 (b) Agreements and Covenants. The agreements and covenants of Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the chief executive officer of Acquiror to that effect.

                 (c) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the Merger or other transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by a party hereto.

                 (d) No Acquiror Material Adverse Effect. Since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred and be continuing.

                 (e) Legal Opinion. The Principal Stockholders shall have received an opinion from Acquiror's General Counsel in a form reasonably acceptable to the Principal Stockholders.

                 (f) Amendment No. 4 to Stockholders Agreement. Acquiror and each of the other parties to the Stockholders Agreement shall have executed and delivered the Amendment No. 4 to Stockholders Agreement.

                 (g) Registration Rights Agreement. Acquiror and the other parties to Acquiror's Second Amended and Restated Registration Rights Agreement dated February 1, 1999, shall have executed and delivered the Third Amended and Restated Registration Rights Agreement in substantially the same form as Exhibit D hereto (the "Registration Rights Agreement").


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

       SECTION 10.1.      TERMINATION.

                 This Agreement may be terminated at any time prior to the Effective Time:

                 (a) by mutual written consent of Acquiror and the Company;

                 (b) by Acquiror if the Company or any Principal Stockholder shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligations of Acquiror to close specified in Section 9.1 will not be satisfied and such breach has not been promptly cured within fifteen
(15) days following receipt by the Company of written notice of such breach;

                 (c) by the Company if Acquiror or Merger Sub shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligation of the Company and the Principal Stockholders to close specified in
Section 9.2, will not be satisfied and such breach has not been promptly cured within fifteen (15) days following receipt by Acquiror of written notice of such breach;

                 (d) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Government Entity preventing or prohibiting consummation of the Merger shall have become final and non-appealable; or

                 (e) by either Acquiror or the Company if the Effective Time has not occurred on or prior to April 9, 1999 (unless such date shall be extended by the mutual written consent of the Company and Acquiror); provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose breach of representations, warranties, covenants or agreements contained in this Agreement has been the sole cause of, or resulted in, the failure of the Effective Time to occur by such date or the inability of such condition to be satisfied.

       SECTION 10.2.      EFFECT OF TERMINATION.

                 If this Agreement is terminated pursuant to Section 10.1, this Agreement and all Related Agreements shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except that the provisions of Sections 8.3 and 12.10 shall not be extinguished but shall survive such termination, and nothing herein shall relieve any party from liability for any breach hereof and each party shall be entitled to any remedies at law or in equity for such breach.

       SECTION 10.3.      AMENDMENT.

                 This Agreement may not be amended except by an instrument in writing signed by the Company, Acquiror, Merger Sub and the Stockholders' Representative.

       SECTION 10.4.      WAIVER.

                 At any time prior to the Effective Time, one party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other party and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.



                                   ARTICLE XI

           SURVIVAL OF REPRESENTATIONS; ESCROW ARRANGEMENTS; REMEDIES

       SECTION 11.1.      SURVIVAL OF REPRESENTATIONS.

                 All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement and in any other agreement required to be exercised by the parties pursuant to this Agreement, shall be deemed made on and as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall remain in full force and effect as follows: (a) unless otherwise specified hereinbelow, representations, warranties, covenants and agreements shall survive for a period of twelve (12) months after the Effective Time; (b) the representations, warranties, covenants and agreements of the Principal Stockholders set forth in Section 3.19 and Section 8.10 shall survive for a period of three (3) years after the Effective Time; (c) the covenants and agreements in this Article XI shall continue in full force and effect until fully discharged; (d) any claim arising out of the Employment Agreements shall be governed by the terms and conditions of such agreements; and (e) any representation, warranty, covenant, indemnity or agreement that is the subject of a claim which is asserted in writing prior to the expiration of the applicable survival period set forth above shall survive with respect to such claim until the final resolution thereof.

       SECTION 11.2. INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS; ESCROW ARRANGEMENTS.

                 Each Principal Stockholder, jointly and severally, hereby agrees to indemnify and hold Acquiror, the Surviving Corporation, and their respective officers, directors, agents and representatives (collectively, the "Acquiror Indemnified Persons") harmless against all Losses resulting from, imposed upon or incurred by any Acquiror Indemnified Person, directly or indirectly, as a result of (a) any inaccuracy or breach of a representation or warranty of the Company or any Principal Stockholder; (b) any failure by the Company or any Principal Stockholder to perform or comply with any covenant or agreement contained in this Agreement, any Related Agreement or any document, certificate or agreement furnished pursuant to this Agreement; (c) the failure (or any failure alleged by a third party) of the Company to be classified as an "S Corporation" within the meaning of Code Sections 1361 and 1362 for any period prior to the Effective Time (including, without limitation, any claims against any Acquiror Indemnified Person for Losses made by any Person as a result thereof); (d) any Taxes payable (or alleged by a third party to be payable) by the Company or Acquiror with respect to any period prior to the Effective Time that have either not been paid as of the Effective Time, or for which adequate reserves have not been established on the Company Financial Statements; (e) any unlawful dividends or distributions of cash or Assets by the Company during the period prior to the Effective Time; (f) the failure of Acquiror or the Surviving Corporation to collect any account receivable arising in connection with services provided by the Company to the account debtor identified at item (b) of Schedule 3.8 hereto between January 1, 1999, and the Effective Time (the "Subject Receivables"); provided, however, that the Principal Stockholders shall have no liability under this Section 11.2(f) for any Subject Receivable with respect to which Acquiror and the Surviving Corporation elect not to pursue collection; provided, further, that for purposes of this Secion 11.2(f), all payments received by Acquiror or the Surviving Corporation from such account debtor as part of a settlement of disputed amounts, shall be applied pro rata (based on oustanding balances) among the Subject Receivables and all other outstanding receivables of the Company from such account debtor with respect to the period prior to January 1, 1999; provided, further, that any such settlement shall be subject to the prior written approval of the Principal Stockholders (which approval shall not be unreasonably withheld, delayed or conditioned), unless Acquiror shall notify the Principal Stockholders in writing that the Principal Stockholders shall have no further liability under this Section 11.2(f), in which case no such approval shall be required; or (g) the matters disclosed under item (g) of
Schedule 3.14, except for the out-of-pocket expenses incurred to purchase the necessary software licenses for the software listed under item (g) of Schedule
3.14 up to an aggregate amount of Forty Thousand Dollars ($40,000). Notwithstanding the foregoing, the Principal Stockholders shall not have any liability under Section 11.2(c), (d), or (e), except to the extent that the amount of claims for Losses asserted under such Sections exceeds Twelve Thousand Five Hundred Dollars ($12,500) (the "Basket Amount") in the aggregate, and then only to the extent of such excess above the Basket Amount; and the Principal Stockholders shall not have any liability under Section 11.2(f), except to the extent that the amount of claims for Losses asserted under such Section exceeds the Basket Amount, and then only to the extent of such excess above the Basket Amount. From and after the Effective Time, the Escrow Stock shall be available to the Acquiror Indemnified Persons as their sole recourse to compensate them for any Losses, and such recourse shall be pursuant to the terms and conditions of the Escrow Agreement; provided, however, that nothing herein shall limit (i) the remedies that the Acquiror Indemnified Persons may have for Losses based on fraud; (ii) the indemnification obligations of the Principal Stockholders set forth in Sections 11.2(c), (d) and (e); (iii) the equitable remedies of specific performance and injunctive relief that may be available to the Acquiror Indemnified Persons; or (iv) any remedies for Losses that the Acquiror Indemnified Persons may have in the event of a termination of this Agreement.

       SECTION 11.3.      THIRD PARTY CLAIMS.

                 The obligations and liabilities of the Principal Stockholders pursuant to Section 11.2 resulting from any Third Party Claim shall be subject to the following terms and conditions:

                 (a) The Acquiror Indemnified Person seeking indemnification (the "Indemnified Party") must give the Stockholders' Representative notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Principal Stockholders (collectively, the "Indemnifying Party") pursuant to this Article XI, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual material damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

                 (b) Subject to Section 11.3(c) below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

                 (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, or (iv) there is a reasonable probability that the amount of Losses asserted under such Third Party Claim may exceed the Indemnifying Party's obligations under this Article XI, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to Section 11.2). In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 11.3(c), the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred (subject to Section 11.2).

                 (d) Anything in this Section 11.3 to the contrary notwithstanding, (i) neither Party shall, without the other party's written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance reasonably satisfactory to the Indemnified Party; (ii) in the event that a party hereto undertakes defense of such Third Party Claim in accordance with this Section 11.3, the other parties, by counsel or other representative of their own choosing and at their sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) the party that undertakes the defense of such Third Party Claim in accordance with this Section 11.3, shall have an obligation to keep the other parties informed of the status of the defense of such Third Party Claim and furnish the other parties with all documents, instruments and information that the other parties shall reasonably request in connection therewith.

                 (e) Any claim for indemnification under this Article XI must be made (i) on or prior to the Claims Deadline (as defined in the Escrow Agreement) for any claims against the Escrow Stock, and (ii) on or prior to the expiration of the applicable survival period set forth in Section 11.1 otherwise.

       SECTION 11.4.      NO RECOURSE AGAINST THE COMPANY.

                 The Principal Stockholders each hereby irrevocably waives, and each other Stockholder by approving the terms and conditions of the Merger irrevocably waives, any and all right to recourse against the Company and the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by any Principal Stockholder or the Company in this Agreement or any of the other agreements and documents executed or to be executed by the parties in order to consummate the transactions contemplated by this Agreement. No Stockholder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of any Stockholder that may arise under or pursuant to this Agreement or any of the other agreements and documents executed or to be executed by the parties in order to consummate the transactions contemplated by this Agreement or such other agreements and documents contemplated hereby.

       SECTION 11.5.      SPECIFIC PERFORMANCE.

                 In addition to any other remedies which Acquiror may have at law or in equity, the Company and the Principal Stockholders hereby acknowledge that the Company and its capital stock are unique, and that the harm to Acquiror resulting from breaches by the Company or the Principal Stockholders of their respective obligations cannot be adequately compensated by damages. Accordingly, the Company and the Principal Stockholders agree that Acquiror shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the Company and the Principal Stockholders, as the case may be, and that Acquiror shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

       SECTION 11.6.      REMEDIES CUMULATIVE.

                 Subject to the limitations and qualifications set forth in this Article XI, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.

       SECTION 11.7. LIMITATION OF LIABILITY OF ACQUIROR, MERGER SUB AND THE SURVIVING CORPORATION.

                 Notwithstanding any other provision of this Agreement to the contrary, and except for (i) remedies that the Principal Stockholders may have for Losses based on fraud; (ii) the equitable remedies of specific performance and injunctive relief that may be available to the Principal Stockholders; and
(iii) any remedies for Losses that the Company or the Principal Stockholders may have in the event of a termination of this Agreement, the Company and the Principal Stockholders acknowledge and agree that the maximum aggregate liability of Acquiror, Merger Sub and the Surviving Corporation (taken as a whole) pursuant to this Agreement or otherwise, shall not exceed an amount equal to the number of shares of Escrow Stock issued as of the Effective Time multiplied by Eleven Dollars ($11.00).


                                  ARTICLE XII

                               GENERAL PROVISIONS

       SECTION 12.1.      NOTICES.

                 All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

                 (a)      If to Acquiror:

                          Proxicom, Inc.

                          11600 Sunrise Valley Drive

                          Reston, Virginia  20191

                          Telecopy: (703) 262-3201

                            Attention:  Christopher Capuano, Esq.,

                                    General Counsel


                          With a copy (which shall not constitute notice) to:


                          Hogan & Hartson L.L.P.

                          555 Thirteenth Street, N.W.

                          Washington, D.C.  20004

                             Telecopier No.: (202) 637-5910

                          Attention:    David B.H. Martin, Jr.

                 (b)      If to the Company:

                          ad hoc Interactive, Inc.

                          Libertyship Building

                          80 Libertyship Way

                          Suite 1

                          Sausalito, California  94965

                          Telecopier No.:  (415) 332-0180

                            Attention:    Mr. Saul Aaron Singer

                                          Chief Executive Officer



                          With a copy (which shall not constitute notice) to:


                          Howard, Rice, Nemerovski, Canady, Falk & Rabkin, P.C.

                          3 Embarcadero Center

                          7th Floor

                          San Francisco, California  94111

                          Telecopier No.:  (415) 217-5910

                 Attention:  Howard Lasky, Esq.

                 (c)      If to the Principal Stockholders:

                          c/o Stockholders' Representative

                          Mr. Saul Aaron Singer

                          ad hoc Interactive, Inc.

                          Libertyship Building

                          80 Libertyship Way

                          Suite 1

                          Sausalito, California  94965

                          Telecopier No.:  (415) 332-0180

                 Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

       SECTION 12.2.      CERTAIN DEFINITIONS.

       For purposes of this Agreement, the term:


                 a. "Acquiror Material Adverse Effect" means any material adverse effect on the Assets or the business, financial condition or results of operations of Acquiror.

                 b. "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.


                 c. "Assets" shall mean the assets, rights and properties, whether owned, leased or licensed, real, personal or mixed, tangible or intangible, that are used, useful or held for use in connection with the business of an entity.

                 d. "business day" shall mean any day other than a day on which banks in the Commonwealth of Virginia are authorized or obligated to be closed.

                 e. "Company Material Adverse Effect" means any material adverse effect on the Assets or the business, financial condition or results of operations of the Company.

                 f. "Company Software" means the software developed by employees, consultants, and independent contractors of the Company which is provided by the Company to the Company's customers and/or is for the Company's internal use, including any documentation relating to such software.

                 g. "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                 h. "Encumbrances" means mortgages, liens, pledges, encumbrances, security interests, deeds of trust, options, encroachments, reservations, orders, decrees, judgments, restrictions, charges, contract rights, claims or equity of any kind.

                 i. "Government Entity" means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

                 j. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 k. "Intellectual Property" means all inventions, improvements thereto, patents, patent applications, patent disclosures, trademarks, service marks, trade dress, logos, trade names, and corporate names, domain names, copyrights, maskworks, moral rights, know-how, computer software, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, business and marketing plans and proposals, and general intangibles of a like nature, trade secrets, licenses, and rights and filings with respect to the foregoing, and all reissues, extensions and renewals thereof.

                 l. "Laws" means all foreign, federal, state and local laws, statutes, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

                 m. "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

                 n. "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

                 o. "Related Agreements" mean the Escrow Agreement, the Employment Agreements, the Amendment No. 4 to Stockholders Agreement, the Registration Rights Agreement and all other agreements entered into pursuant to this Agreement.

                 p. "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

                 q. "Taxes" shall mean all federal, state, local and foreign taxes (including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration, fees, withholdings or other similar charges of every kind, character or description imposed by any governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

                 r. "Third Party Claim" means any claim or other assertion of liability by any third party.

       SECTION 12.3.      HEADINGS.

                 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       SECTION 12.4.      SEVERABILITY.

                 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

       SECTION 12.5.      ENTIRE AGREEMENT.

                 This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto), together with the Related Agreements, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

       SECTION 12.6.      ASSIGNMENT.

                 Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Acquiror and Merger Sub shall have the right to assign this Agreement without the prior written consent of the Company to a direct or indirect subsidiary of Acquiror, but no such assignment shall relieve Acquiror or Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


       SECTION 12.7.      THIRD PARTY BENEFICIARIES.

                 This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

       SECTION 12.8.      GOVERNING LAW.

                 This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, except that, to the extent applicable, the laws of the State of California and the State of Delaware shall govern the effectiveness and effect of the Merger.

       SECTION 12.9.      COUNTERPARTS.

                 This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       SECTION 12.10.     FEES AND EXPENSES.

                 Except as otherwise provided for in this Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. In the event of any litigation arising out of or connected with this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable attorneys' fees and costs incurred therein.



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                                     - 61 -

                 IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT AND PLAN OF MERGER to be executed and delivered as of the date first written above.

                                  PROXICOM, INC.



                                  By:  /s/ Raul J. Fernandez
                                       -----------------------------------------
                                  Name:   Raul J. Fernandez
                                        ----------------------------------------
                                  Title:  President and Chief Executive Officer
                                        ----------------------------------------


                                  PROXICOM MERGER SUB II, INC.


                                  By:  /s/ Kenneth J. Tarpey
                                       -----------------------------------------
                                  Name:    Kenneth J. Tarpey
                                        ----------------------------------------
                                  Title:   President
                                        ----------------------------------------


                                  AD HOC INTERACTIVE, INC.

                                  By:    /s/ Saul Aaron Singer
                                       -----------------------------------------
                                  Name:     Saul Aaron Singer
                                        ----------------------------------------
                                  Title:    Chief Executive Officer
                                        ----------------------------------------


                                  PRINCIPAL STOCKHOLDERS

                                          /s/ Megan Wheeler
                                        ----------------------------------------
                                           MEGAN WHEELER
                                          /s/ Saul Aaron Singer
                                        ----------------------------------------
                                           SAUL AARON SINGER

                                SCHEDULE 2.6(D)

                             ADDITIONAL AFFILIATES



1.     Shawn McKee
2.     Robert Tsuyuki
3.     Kenneth Kula





                                     - i -